Exhibit 99.1
Independent Bank Corp. Q3 2014 Analyst Call Transcript
PARTICIPANTS
Corporate Participants
Chris Oddleifson - President, Chief Executive Officer & Director, Independent Bank Corp. (Massachusetts)
Robert D. Cozzone - Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Other Participants
Mark T. Fitzgibbon - Analyst, Sandler O’Neill & Partners LP
David J. Bishop - Analyst, Drexel Hamilton LLC
Laurie K. Hunsicker - Analyst, Compass Point Research & Trading LLC
Collyn B. Gilbert - Analyst, Keefe, Bruyette & Woods, Inc.
Taylor Warren Brodarick - Analyst, Guggenheim Securities LLC

MANAGEMENT DISCUSSION SECTION
Operator: Good day, and welcome to the Independent Bank Corporation Third Quarter 2014 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

Before proceeding, let me mention that this call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our Annual Report on Form 10-K and our earnings press release. Independent Bank Corp., cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

I would now like to turn the conference over to Mr. Christopher Oddleifson, President and CEO. Mr. Oddleifson, please go ahead.

Chris Oddleifson, President, Chief Executive Officer & Director
Thank you, Andrew, and good morning, everyone. And thank you for joining us today. With me is our Chief Financial Officer, Rob Cozzone, who’ll provide more color on our financial results following my comments.

Third quarter results once again conveyed the underlying strength and business momentum of our franchise. Net operating earnings totaled $16.2 million or $0.67 per share, nicely above prior quarter and prior-year results. Our performance is marked by a healthy combination of revenue growth, higher loan and core deposit balances, excellent credit quality, rising capital and tangible book value levels.

Touching on each of these factors a bit more, the solid commercial loan growth continued. The strongest growth this quarter was in commercial real estate including constructions, and we continued to get our fair of the strong demand for new housing units. We also continue to generate modest growth in home equity and are getting a good response to our direct mail campaigns. We are steadily increasing the depth of our relationships with the acquired Central Bank and Mayflower Bank customer bases.

Core deposits were up again as we continued to enjoy solid household growth rates and are benefiting from growth on the commercial side. Overall deposit levels were basically flat as our higher cost deposit saw some attrition which, in turn, served to keep our funding cost quite low.

Revenues were up due to volume-driven net interest income growth, coupled with higher non-interest income as our fee-based services continued to perform well. Total managed assets in our investment management business have now reached $2.4 billion, 13% higher than a year ago with the year-to-date revenues running 19% ahead.

Credit trends were stellar with very low loss rates and declining non-performing asset levels, we continue to compare well to our peers in this area. Internal capital generation remained strong. Our tangible common ratio is now up to 7.2%, and tangible book value rose another 3% in the third quarter. So the third quarter extends our long-standing track record of consistency and solid financial performance.

Now, while we believe ourselves to be a very capable leadership team, it is very helpful to be operating in an area of the country that is doing well. Our Massachusetts real gross domestic product grew at an estimated annual rate of 4.9% in the second quarter, according to MassBenchmarks. The seasonally adjusted unemployment rate in the metro Boston area was 5.5% as of August. And I’ll remind you that Boston has a very vibrant education, medical and biotech sectors. All three have been historically somewhat resistant to downturns.

The residential housing market is solid with a sustained gradual increase in median house prices and the average days on market for a home continues to be low relative to the last five years, and anecdotally, a lot of construction cranes at Boston. These are all good signs. But the region’s strength is not a secret. As I’ve said many times before, there’s no standing still at our company. We actively seek to push our franchise forward to sustain the momentum in a highly competitive environment.

A few months ago, we happily announced our acquisition agreement with Peoples Federal Bancshares at Boston, and we are as excited today as we were then about its terrific fit and benefits, and it gives us our first retail presence in Boston. It complements our other expansion moves in and around Boston exceedingly well. It possesses excellent demographics for our commercial small business, consumer and investment management businesses, and is expected to be accretive to both earnings and tangible book value right away. Our integration planning is in full swing. We are experienced in assimilating acquired banks and expect this one to be just as successful. Our business managers are planning to hit the ground running upon closing, which is still expected to be sometime in the first quarter of next year.

We also continue to invest in our own franchise. Our recent initiatives include launching a new and improved rocklandtrust.com website that provides greater easy navigation and access by all devices. Our new design of our popular mobile banking app, its streamline is used to check deposit and banking functions, along with improved convenience and security features. And we had the grand reopening of Central Bank’s signature branch at Somerville. Somerville is a rapidly growing community adjacent to Boston and Cambridge. Our redesign incorporated modern approaches to meet customer preferences for convenience, technology, advice, complete with teller pods, LED screens, lots of windows and light and so on. Most definitely this is a millennial-friendly branch.

These growth initiatives are all undertaken with our overall focus on cost discipline. Total expenses are flat again in the third quarter, further improving our efficiency ratio. We believe that this is an intelligent approach to cost management and allows us to continue feeding our competitive advantages, while improving operational efficiency elsewhere in the Company. But I’ll say no doubt the wisest investment we continuously make is in our own people, and their training, education, community involvement and careers, there is simply no substitute for competent, motivated and enthusiastic colleagues. This comes through in consistently high remarks we get from third parties on service quality and customer satisfaction. We owe so much of our success to our cadre of hardworking colleagues.

Customers are clearly responding to the Rockland Trust value proposition. Our brand keeps getting stronger and stronger. In the latest FDIC report on deposits, we gained share in several key counties and held our own in all others. This is exclusive of acquisitions, so it’s all organic growth. So we intend to continue our steady as you go as operating philosophy, with a focus on the basics, and discipline that has worked so well for us in the past.

Thanks. And now, I’ll hand it over to Rob.

Robert D. Cozzone, Chief Financial Officer and Treasurer
Thank you, Chris, and good morning. I’ll now review third quarter earnings in more detail. Independent Bank Corp reported net income of $15.7 million and GAAP diluted earnings per share of $0.66 in the third quarter of 2014. This compared to net income of $14.7 million and GAAP diluted earnings per share of $0.61 in the prior quarter. Both quarters include items that the Company considers to be non-core including $0.02 of M&A cost in the current quarter, and $0.03 in losses on termination of derivatives in the prior quarter. When excluding these and some other minor non-core items, operating earnings per share was $0.67 for the third quarter, a 6% increase over the prior quarter. On an operating basis, returns on average assets and equity for the third quarter were a healthy 1.01% and 10.23% respectively.

Chris highlighted a number of areas that I will now expand upon. Annualized loan growth moderated to 5% for the quarter as the decrease in commercial line use, partially offset continued solid growth in other core areas. Commercial construction was particularly strong with 10% growth during the quarter. The majority of construction volume continues to be concentrated in small residential projects and is geographically diversified throughout our footprint.

While the total commercial pipeline declined slightly to $160 million at September 30, fourth quarter commercial loan closings have historically been good. We believe this year will be no different. In addition, as Chris noted, we continue to achieve modest growth in our home equity portfolios as a result of successful direct mail campaigns. Importantly, the credit quality of the home equity portfolio as a whole and new production in particular has been excellent. Average FICO scores are over 760 and annual loss rates are less than 10 basis points.

As anticipated, the robust total deposit growth expansion in the first half of the year, which benefited from our 1031 and municipal businesses was not sustainable, but good core deposit growth continues. Demand deposits were up 8% annualized for the quarter and are now back over 28% of total deposits. In addition, the Company’s total cost of deposits declined another basis point to 21 basis points. The excess liquidity generated from deposit growth in the first half of the year led to the decision to halt some higher rate consumer deposit campaigns, and as a result, higher cost deposits declined in the quarter. Strong business deposit growth has continued.

Tangible book value per share increased $0.46 during the quarter and now stands at $18.66. Year-to-date, tangible book value per share has increased by $1.48. In addition, tangible capital to tangible assets was 7.19% at September 30, and all other capital ratios remain comfortably above, fully phased in Basel III requirements. This build in capital and our stable asset quality and operating performance reportedly contributed to the decision by Fitch last month to upgrade our ratings outlook from negative to stable.

As expected, the net interest margin declined by six basis points to 3.42% for the quarter as higher average liquid balances and an 8 basis point decline in loan yield was only partially offset by a 4 basis point reduction in funding costs. Average excess cash balances impacted the net interest margin by 3 basis points versus the second quarter. In addition, as previously described, the second quarter loan yield was enhanced by about 3 basis points due to the full payoff of the credit impaired loan. We expect some additional loan yield contraction in the current low rate environment.

With the unwinding of the Fed’s quantitative easing program and the expectation of a rate hike sometime in 2015, prior to this week’s volatile activity, balance sheet positioning had become a hot topic. We continue to believe that the deliberate steps we have taken over the last several years have positioned us well for a rising rate environment, including one in which the yield curve flattens.

On a core basis, total non-interest income was up 3.5% for the quarter as the seasonal decline in investment management income, associated with tax prep fees in the second quarter, was offset by good growth in all other core categories. The continued addition of core households has been the driving factor behind fee income growth.

Assets under administration increased another 2% during the quarter despite a relatively weak market. Also, another double-digit increase in mortgage banking income suggests our mortgage loan offices have made a successful transition from the refinance business to home purchase business.

Core noninterest expense of $41.9 million was flat for the quarter despite increased incentive and commission accruals. Good overall expense control resulted in a further decrease to the Company’s efficiency ratio, which measured 62.9% on an operating basis for the third quarter. And year-to-date, the company’s efficiency ratio on an operating basis is approximately 64%, which is 2% lower than last year and is consistent with our full-year guidance.

Moving on to credit, as Chris stated, the credit performance was excellent again in the third quarter. Non-performing loans and non-performing assets were down 3 basis points and 2 basis points to 0.53% and 0.6% respectively. And net charge-offs were only 12 basis points of total loans. Strong credit metrics and slightly lower loan growth led to a reduction in the provision for loan loss for the quarter while still adding to reserves.

As Chris mentioned also, the Peoples Federal Savings acquisition is progressing as expected, and we are on track for a first quarter close. We still anticipate that the transaction will be $0.02 to $0.03 accretive to 2015, excluding merger-related charges, most of which will be realized in the first quarter.

And now moving to 2014 guidance. During our last conference call, we reaffirmed our original 2014 operating diluted earnings per share guidance of between $2.42 and $2.52. With year-to-date operating EPS of $1.81, we now expect to be at the mid to upper end of that range. We are modifying our 2014 guidance in the following areas.

First, with year-to-date loan growth of almost 5%, we expect to be slightly above the 4% to 5% range last provided for the full year. And second, with the year-to-date net charge-offs of $6.9 million, we expect full year net charge-offs and provision expense to be at the lower end of the ranges originally provided which were $9 million to $12 million and $11 million to $14 million respectively. The remainder of the full year guidance is unchanged.

That concludes my comments. Chris?

Chris Oddleifson, President, Chief Executive Officer & Director
Great. Thanks, Rob. Andrew, we’re ready for questions.

QUESTION AND ANSWER SECTION
Operator: We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Mark Fitzgibbon of Sandler O’Neill & Partners. Please go ahead.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Hey, guys. Good morning.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Mark.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: First question I had, you’ve mentioned the pipeline is $106 million (sic) [$160 million] (16:27). I think that’s down from $176 million last quarter. I was curious why sort of the fall off in the pipeline, and if also, you could share with us the complexion of that $106 million (sic) [$160 million] (16:39) pipeline, what makes it...

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. It’s actually $160 million, Mark. I misspoke if I said $106 million. So its $160 million and it continues to be well diversified across - our production has been well diversified across all of our segments both the portfolio mix has been well diversified among C&I, construction and CRE and it’s been well diversified across our geography. This quarter, the majority of our production came from our traditional footprint on the South Shore. I think last quarter, most of the production was in the metro Boston kind of footprint, and then in the first quarter, I think most of the production came in from Rhode Island. So it continues to be pretty well diversified.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: I noticed you had fairly strong commercial construction growth in the quarter. Was that in any - was that in Boston or somewhere else?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Actually, this quarter’s production was a mix between Boston and our legacy footprint.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: And as I said, the majority of construction is small residential projects.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Okay. And then next, I wondered if you could share with us what the monthly net interest margins look like in the third quarter. Were they rising, falling or stable?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. I could provide you that color, Mark, but I’m not sure it would be all that helpful because month to month, we have swings when we have - if we have prepayment penalties or if we have a credit impaired loan that pays off or we get a recovery on. But I will tell you, as I stated in my prepared comments, we do expect our loan yield to continue to gradually contract. And as you can imagine, there’s not much relief available on the funding side. So our full-year guidance for the margin is still intact, which is the upper end of the mid to low 3.40%s range.

I would expect next quarter to be pretty close to where we were this quarter if we’re able to deploy some of that excess liquidity. But in the current rate environment, the loan yields are going to continue to come down basis point, 2 basis points per quarter, and that will have a negative effect on the margin. But it will still be relatively stable, but I would expect that they have some compression here.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Thank you.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks, Mark.

Operator: The next question comes from David Bishop of Drexel Hamilton. Please go ahead.

<Q - Dave Bishop - Drexel Hamilton LLC>: Hey. Good morning, gentlemen. How are you?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning. Well. Thanks. Welcome (19:38)

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, David.

<Q - Dave Bishop - Drexel Hamilton LLC>: Hey. Sort of staying with the loan yields, as you noted there has been some slippage there. I did note you are seeing some increase on some segments, I think small business saw some firming there. Are you seeing any sort of a firming in pricing in any of the segments that you are underwriting in, or are you pricing risk a little bit differently here on any of these segments?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: There’s definitely competition. In terms of pricing risks, I wouldn’t say we’re pricing risk any differently, but the competition is stiff on the commercial front. The other segments of our portfolio, home equity has been stable. The origination yields there have not really changed for several quarters. Residential, up until this week, the yields that we were booking residential loans at were comparable to slightly higher than the portfolio yield. Small business, I think the dynamic at small business is because of our growth on the credit card portfolio, which tends to be - have a higher yield on it.

So, certainly, competition on the commercial side, which is the majority of the portfolio and the primary contributor to that loan contraction, is as strong as it’s ever been. We are not sacrificing our credit terms, but on occasion, to win a good relationship, we will reduce our spread on a loan. Does that answer your question, David?

<Q - Dave Bishop - Drexel Hamilton LLC>: It does. And then just sort of staying I guess with the asset, the ALCO positioning there, any update in terms of where you guys stand in a rising 100 basis point, 200 basis point rising rate environment?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. We don’t have a final simulation yet, but just based upon the production in the quarter and the slight remixing of the balance sheet, I would expect us to be, continue to be gradually more sensitive to rising rates. At the end of the quarter, we had $2.2 billion of our loan portfolio that was tied to either LIBOR or Prime, and so that’s a bit of an increase versus last quarter, about 70% of our commercial production this quarter was tied to short-term rates LIBOR Prime or something less than one year, so that’s pretty consistent with where we have been. So we continue to gradually get more sensitive to rising rates without putting too much risk to the downside.

<Q - Dave Bishop - Drexel Hamilton LLC>: Got you. And then there’s one final question that the growth in DDAs this quarter, very strong, somewhat of an outlier at least for some of the banks that I see reports for it. Anything going on there in particular, or is that just more commercial account penetration in the footprint?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. I mean, if you look at our trend, it’s consistent with our trend in DDA. The majority of the growth is in business, and a good portion of that is from some new businesses. We did have a slight influx from a business sale, but that was not a significant contributor to overall growth. But the primary growth in that category is certainly coming from business.

<Q - Dave Bishop - Drexel Hamilton LLC>: Great, thanks for the color.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks, David.

Operator: Next question comes from Laurie Hunsicker of Compass Point. Please go ahead.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Yeah, hi good morning, Chris and Rob.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Laurie.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Just a follow-up here on the loans. Construction obviously, you mentioned you have big growth here, 39% annualized, that’s a big number. What is your target level on that portfolio? Or is this quarter just more an anomaly, you had opportunity or...?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. It was a combination of things this quarter. Part of the growth was a draw on construction lines that had been booked in previous quarters. So, our utilization, although our overall utilization within the C&I book went down, our utilization of construction increased. So we saw some draws on some previously established projects, and we also had some new projects booked.

In terms of a concentration, we’re still at pretty low levels relative to our total loan book and we are well diversified both geographically, as well as across project types. I said, the majority of our construction book is smaller residential projects but those range from condo projects to single-family development projects to apartment complexes. So it’s well diversified within that sub segment. So we don’t have a threshold that we’re approaching at the moment, Laurie. And I think the strong growth this quarter was kind of a combination of a couple of things.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. What was, just approximately, the largest construction loan that you put on this quarter?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: I am not sure I have that. The largest deal that we did this quarter was the $35 million transaction in the CRE book. I think the largest construction was only $10 million.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. And then…..

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: But I’m not sure about that but I think that’s the case, Laurie.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. Thanks. And then, C&I, we saw that decline 5% annualized this quarter. Can you just go into a little bit more detail as to what happened there and how you’re seeing that going forward? You mentioned that fourth quarter should be strong in the closing side. Is that in C&I as well or…..

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. We think C&I will pick up. Line usage in C&I declined this quarter, which is not atypical, as businesses build up cash throughout the year and towards the end of the year as they pay out bonuses and take distributions, their cash dwindles and they increase the utilization then in the first quarter heading into the second quarter, when they have some tax payments, that also leads to some increased utilization. So we think utilization will increase heading into the fourth quarter. And then, in general, as I said, the fourth quarter tends to be strong for closings in commercial, not just in C&I, but across some other categories as well. So we would expect this short-term decrease to reverse in the fourth quarter in C&I certainly.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. Because I know the prior quarters you were up 15%. So blending somewhere in between is a good go forward rate?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Well, a 7% quarterly increase is a very strong increase. So I would just point you to our total portfolio guidance. Individual categories can have meaningful fluctuations from quarter-to-quarter.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Sure. Okay. And then on to - just following up on the margin question, what was your accretion income this quarter?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: I don’t have that number in front of me, Laurie, but I can get that to you.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. And then just to touch on Peoples, your one-time after-tax charges are still expected to be around $8.8 million or has that moved at all?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: No, that’s still our current thinking.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Okay. And so, obviously, your tangible book finished $18.66. I’m calculating pro forma at $18.75. Does that sound about right?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah, that’s about right. We expect $0.10 to $0.20 of tangible book value accretion from the transaction.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Great. And then just, Chris, last question to you for your no-standing-still comment. Can you talk a little bit about your acquisition appetite going forward? Are you going to digest Peoples? Are you still looking? How do you see the landscape?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Yeah. Well, we’re very - banks are sold not bought, so, it was very opportunistic. I mean, we would love to be considered as an acquirer should any franchise decide to put themselves up for sale, but it’s not something you really can plan for. We certainly have a great track record of assimilating the franchises into our bank, and we have a good track record in doing that and executing well. And we have a good, strong currency, so should any board decide that they want to sell, we think we’re an attractive acquirer.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Great. And then just one last question, how do you feel about that $10 billion threshold? Are you apt to stay below it near term or...

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: That is - again, that’s something that I imagine over time organically we would sort of be going over it. But it is one that I look at with, quite frankly, a great deal of trepidation. So while we’re going to be pro forma a bit over $7 billion post-Peoples, it’s not too soon to begin thinking about sort of what does it mean when we cross $10 billion. And we certainly know a couple of straightforward things. You certainly know about Durbin and we know about a few of the additional board committees and so on. But our sense is from talking to our colleagues in the industry that the intensity of the examination process heats up and regulators bring larger teams, and they spend longer in institutions. And we’d like to learn a little more about that over the next couple of years, so we’re fully, absolutely, 100% prepared when we go across that threshold. So we’re actually operating from a regulator’s point of view like a $10 billion plus bank as we approach that threshold. And we’re devoting some time and resources, Laurie, to really kind of get at what all that means.

<Q - Laurie Hunsicker - Compass Point Research & Trading LLC>: Great. Thank you, Chris and Rob.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Laurie.

Operator: The next question comes from Collyn Gilbert of KBW. Please go ahead.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Thanks. Good morning, guys.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Collyn.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Rob, just a follow-up on your comment you had made that you feel pretty good with your outlook, even with the flattening curve. Can you just kind of go into that a little bit more? What’s driving that comment?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Well, my comment in my prepared remarks was that in a rising rate environment where the curve flattens, we maintain our asset sensitivity. That’s a very good position for us, not just the general rising rate environment. So that’s what I meant in my prepared remarks.

If you’re referring to the change in yields over the last few days, then we still feel as though our margin will be stable in this environment. As I discussed, the majority of our production on the commercial side is floating rate. So regardless of what happens with the 10-year and even the 5-year, most of our production in the last three quarters is going to be priced off of the front end of the curve. And so, our average new commitment yield should not change by much. However, if we’re at this level for a long period of time, we still have some fixed rate assets, they’re going to re-price down, and so that will certainly have an impact.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s helpful. And then, Chris, just your thoughts. I know you gave comment on bank M&A, but do you think the opportunities are different in wealth M&A or how do you think about that supplementing acquisitions in that line of your business?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Right. That’s a good question. And that is something, as you know - as you may know, a number of years ago, we did make one acquisition in that space in Rhode Island. That has worked out very, very well. Our experience in looking around and talking to a number of people over the years is that wealth management M&A is a different sort of - different than buying banks, not only because they’re different sectors, of course, but I mean, the idea that the cultural sort of integration, there’s a lot of variety in the smaller RIAs and you have to be really careful about whether that culture will sort of fit with a - while we have a very entrepreneurial culture in our investment management group, it is still part of a bank. And that sort of has some cultural elements associated with it.

So we - I look at the wealth management a lot with - a lot more, I guess, sort of scrutiny from the cultural perspective. Again, these firms are - while there are a lot more of those firms in the Boston - in metro Boston area, in Massachusetts, Rhode Island area, I mean, that you can count them, like, in the several hundred, the number that sort of - because they are typically incredibly entrepreneurial, they typically don’t put themselves up for sale very often. But should we come across them, we’d love to have a conversation with them as well.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s helpful.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: A little long-winded but that’s a...

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: No, that’s helpful. That’s good. Thanks. And just also kind of another sort of big picture question, as you guys look at your business and the overall franchise and the different geographies that you’re in, obviously what you’re doing in Boston and then within each of the segments, I mean, where - is there one area that you feel most encouraged by in terms of growth trajectory, return trajectory, competitive positioning within any of those segments?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: I mean, I know it’s interesting because it really sort of varies across our footprint. I mean, you go into the metro Boston area, that is, I mean, all the banks are there, right? Everybody is a big, small, and medium. Everybody sees all the cranes and sees the growth that is coming to Boston. So while there is a lot of business there and while we have a lot of relationships and while we are sort of growing our book profitably up there, it’s very competitive.

In other areas, it’s less so. So when I look at in our franchise, the commercial franchise from Rhode Island all the way to the Cape up through Boston, and up into a little bit - a tiny bit of New Hampshire. We are going to probably increase our presence in Boston somewhat because we just aren’t very big relative to others right now. We will maintain our strong position in our legacy footprint. And we think our loan production office in Providence, Rhode Island is doing quite well and we think that there’s some growth, more growth potential there. [ph] Rob, we do what we do (35:58)...

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: That’s kind of geographically. Collyn, I don’t see if you are thinking about by business segment as well.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Yeah.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Certainly, we’re a commercial bank. 70% of our book is commercial and that excludes our business banking book and we’re very much focused on growing our small business and commercial segments. And we think that we have a legitimate competitive advantage in doing so. And so, we continue to be focused on that. And then the investment management business, we’ve had a lot of success there. We continue to kind of build out our colleague base there, and in doing so, build out our expertise and breadth of product offerings. And so, we think that’s a ripe opportunity for us and it continues to be.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. That’s great color. Thank you both for that.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Collyn.

Operator: [Operator Instructions] The next question comes from Taylor Brodarick of Guggenheim Securities. Please go ahead.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Great. Thanks. Just two questions from me. I guess first would be, Rob, if you wouldn’t mind just reviewing real quickly what you said about the growth you’ve got from the legacy Central and Mayflower franchises. And then also sort of what - are you starting to think or should we expect on the 4Q call some color on what you think you can - what growth you think you can get out of the Peoples franchise next year?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. I think I said or I meant to say our legacy footprint. When we refer to legacy, we’re referring to the South Shore...

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Yeah.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: ...of Massachusetts. That’s where the majority of our growth and production in the commercial segment came from this past quarter. In terms of the acquired footprint, Mayflower’s obviously inside our legacy footprint. And then when looking at Central, we’re having successes there. We’re making inroads. It’s probably not as fast as we would like, but we’ve increased our brand recognition there pretty meaningfully through a number of different activities that are taking place. And we’re getting some wins, kind of across the board, the consumer side, the commercial side, investment management. And we’re starting to see some early wins in all of those areas. But frankly, we’d like to see even more and we think we will see even more.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: And then, I guess, lastly, just looking at just the way the equity markets have been in the last three weeks, four weeks, remind me what, I guess, on the wealth management side, asset-based revenues are, I assume about 90%-plus and how we should think about fourth quarter in that business line, if market weakness persists.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Well, it’s interesting. I was talking to our Chief Investment Officer last night and earlier today. In this part quarter, even though the market was up, the broad stock market was up, and the bond market was flat because of the way we positioned our portfolios, we were down slightly because of some of the other alternative investments and our net growth was attributable to new business flows.

So our allocation model within investment management is intentionally positioned to have less downside when the market sells off. And in addition, we have a good mix of both equities and fixed income. And so, with the activity this week, we’ll see an increase in fixed income values. So that’s kind of a long way of saying, I don’t think the impact to us will be as much as the drop in the market might suggest heading into the fourth quarter.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Okay. Great. Thank you, Rob. I appreciate it.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Taylor.

Operator: The next question comes from David Bishop of Drexel Hamilton. Please go ahead with your follow-up.

<Q - Dave Bishop - Drexel Hamilton LLC>: Yeah. Hey, a quick question for you. I know it might be too early to tell on this or to have an impact, but I know we had it on the road in terms of the Peoples Federal acquisition, it sounds like, I think especially some on the commercial side, some clients you had talked to in the past said that having a Boston presence could have a long - go a long way in terms of winning new business. Are you seeing any sort of early fallout from new business from the announcement of the Peoples acquisition?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. It is probably too early to tell on the commercial side. The presence in Boston is really helping us leverage our investment management businesses. Being close to the centers of influence in Boston has really been a benefit for us in that regard, but I think it’s a little early to tell on the Peoples acquisition.

<Q - Dave Bishop - Drexel Hamilton LLC>: Got you. Thanks.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, David.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: I’d like to sort of come back to our equity performance and investment management group and just one point is that, when you take a look at our performance relative to benchmark, we’ve been in the - last quarter, we were in the top quartile relative to the other funds out there, in the last couple of years we’ve been above median, so we’re performing better than the market in our U.S. equities portfolio. And we - as Rob said, we are - they’re structured also in a way that they’re projecting the down side.

Operator: And I see no further questions. So this concludes the question-and-answer session. I would like to turn the conference back over to Mr. Oddleifson for any closing remarks.

Chris Oddleifson, President, Chief Executive Officer & Director
Great. Thank you, Andrew, and thank you, everybody. And we look forward to talking to you 1st of the new year. Have a good rest of the year.

Robert D. Cozzone, Chief Financial Officer and Treasurer
Thank you all.

Chris Oddleifson, President, Chief Executive Officer & Director
Bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.